As filed with the Securities and Exchange Commission on February 26, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-0359894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
50 Castilian Drive
Goleta, California 93117
(805) 364-6093
(Address of principal executive offices)
2015 Stock Incentive Plan
(Full title of the Plan)
Ida Kane, Chief Financial Officer
AppFolio, Inc.
50 Castilian Drive
Goleta, California 93117
(805) 364-6093
(Name and address of agent for service)
Copies to:
Ryan C. Wilkins, Esq.
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive
Newport Beach, California 92660
(949) 725-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share, to be issued under the 2015 Stock Incentive Plan	350,389	$42.55	$14,909,052	$1,856
TOTAL	350,389		$14,909,052	$1,856

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock that become issuable under the AppFolio, Inc. 2015 Stock Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Class A common stock, par value $0.0001 per share, of the registrant (the “Class A Common Stock”).

(2)
Represents additional shares of the Class A Common Stock that were automatically added to the number of shares of the Class A Common Stock reserved for issuance under the 2015 Plan, pursuant to an evergreen provision contained therein. See “Explanatory Note” for additional information.

(3)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $42.55 per share, which is the average of the high and low prices of the Class A Common Stock as reported on the NASDAQ Global Market on February 20, 2018.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers additional shares of the Class A common stock, par value $0.0001 per share, of the registrant (the “Class A Common Stock”) under the AppFolio, Inc. 2015 Stock Incentive Plan (the “2015 Plan”). The number of shares of the Class A Common Stock available for issuance under the 2015 Plan is subject to an automatic annual increase on January 1 of each calendar year, beginning in 2016 and continuing through 2025, which increase is equal to the lesser of (i) the number of shares of the Class A Common Stock subject to awards granted under the 2015 Plan during the immediately preceding calendar year, or (ii) the number of shares of the Class A Common Stock determined by the registrant’s board of directors (the “Board”). The number of shares of the Class A Common Stock subject to awards granted under the 2015 Plan during 2017 was 350,389 (the Board did not recommend a lesser amount). As a result, on January 1, 2018, the number of shares of the Class A Common Stock available for issuance under the 2015 Plan increased by 350,389. This Registration Statement registers these additional shares of the Class A Common Stock.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•
the Annual Report on Form 10-K relating to the fiscal year ended December 31, 2017, filed with the Commission on February 26, 2018, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the Definitive Proxy Statement on Schedule 14A relating to the registrant’s 2017 Annual Meeting of Stockholders, filed with the Commission on April 3, 2017; and

•
the description of the Class A Common Stock contained in the Registration Statement on Form 8-A (File No. 001-37468) filed with the Commission on June 23, 2015, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.
The registrant’s amended and restated certificate of incorporation authorizes the registrant to, and the registrant’s amended and restated bylaws provide that it must, indemnify the registrant’s directors and officers to the fullest extent authorized by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the DGCL or otherwise.
As permitted by the DGCL, the registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The registrant has an insurance policy covering its directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.
Item 9.    Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Santa Barbara, California, on February 26, 2018.

APPFOLIO, INC.

By:	/s/ Ida Kane
Ida Kane
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jason Randall and Ida Kane, and each or either of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jason Randall	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2018
Jason Randall
/s/ Ida Kane	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2018
Ida Kane
/s/ Andreas von Blottnitz	Chairman of the Board	February 26, 2018
Andreas von Blottnitz
/s/ Timothy Bliss	Director	February 26, 2018
Timothy Bliss
/s/ Janet Kerr	Director	February 26, 2018
Janet Kerr
/s/ James Peters	Director	February 26, 2018
James Peters
/s/ William Rauth	Director	February 26, 2018
William Rauth
/s/ Klaus Schauser	Chief Strategist and Director	February 26, 2018
Klaus Schauser

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1
Specimen Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-204262), which was initially filed with the Commission on May 18, 2015).

4.2
Amended and Restated Certificate of Incorporation of the registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q relating to the quarterly period ended June 30, 2015, filed with the Commission on August 6, 2015).

4.3
Amended and Restated Bylaws of the registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q relating to the quarterly period ended June 30, 2015, filed with the Commission on August 6, 2015).

4.4
2015 Stock Incentive Plan and related forms of agreements (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-204262), which was initially filed with the Commission on May 18, 2015).

5.1*	Opinion of Stradling Yocca Carlson & Rauth, P.C.
23.1*	Consent of independent registered public accounting firm.
23.2*	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included in signature page hereto).

* Filed herewith.